FORM OF
                INVESTMENT ADVISORY AGREEMENT


November [  ], 1995

Travelers Investment Management Company
One Tower Square
Hartford, CT  06188-203


Dear Sirs:

     This Investment Advisory Agreement (the "Agreement") is made on this [ ] day of November, 1995, by and between Smith Barney Investment Trust, a business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust"), in respect of its sub-trust, Smith Barney S&P 500 Advantage Fund (the "Fund"), and Travelers Investment Management Company ("TIMCO") as follows:

1.   Investment Description; Appointment

     The Fund desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in: (i) the Trust's Master Trust Agreement, as amended from time to time (the "Master Trust Agreement"); (ii) the Fund's Prospectuses (the "Prospectus"); and (iii) the Fund's Statement of Additional Information (the "Statement") filed with the Securities and Exchange Commission (the "SEC") as part of the Fund's Registration Statement on Form N-lA, as amended from time to time, and in such manner and to such extent as may from time to time be approved by the Board of Trustees of the Trust (the "Board"). Copies of the Fund's Prospectus and the Statement and the Trust's Master Trust Agreement have been or will be submitted to TIMCO. The Trust desires to employ and hereby appoints TIMCO to act as investment adviser for the Fund. TIMCO accepts the appointment and agrees to furnish the services for the compensation set forth below. TIMCO is hereby authorized to retain third parties and is hereby authorized to delegate some or all of its duties and obligations hereunder to such persons, provided such persons shall remain under the general supervision of TIMCO.

2.   Services as Investment Adviser

     Subject to the supervision and direction of the Board, TIMCO will: (a) manage the Fund's portfolio in accordance with the Fund's investment objective and policies as stated in the Prospectus and the Statement;
     (b) make investment decisions for the Fund; (c) place purchase and sale orders for portfolio transactions for the Fund; and (d) employ professional portfolio managers and securities analysts to provide research services to the Fund. In providing those services, SBMFM will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets.




3.   Compensation

     In consideration of the services rendered pursuant to this Agreement, the Trust will pay TIMCO, on the first business day of each month, a fee for the previous month at an annual rate of 0.50% of the Fund's average daily net assets. The fee for the period from the date the Fund commences its investment operations to the end of the month during which the Fund commences its investment operations shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of that month shall be pro-rated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to TIMCO, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Fund's Prospectus and/or the Statement, as from time to time in effect.

5.   Expenses

     TIMCO will bear all expenses in connection with the performance of its services under this Agreement. The Fund will bear certain other expenses to be incurred in its operation, including: investment advisory and administration fees; charges of custodians and transfer and dividend disbursing agents; fees for necessary professional services, such as the Fund's and Board members' proportionate share of insurance premiums, professional associations, dues and/or assessments; and brokerage services, including taxes, interest and commissions; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; the costs of regulatory compliance, such as SEC fees and state blue sky qualifications fees; outside auditing and legal expenses and costs associated with maintaining the Fund's legal existence; costs of shareholders' reports and meetings of the officers or Board; fees of the members of the Board who are not officers, directors or employees of Smith Barney, Inc. or its affiliates or any person who is an affiliate of any person to whom duties may be delegated hereunder.

6.   Reimbursement to the Fund

     If in any fiscal year the aggregate expenses of the Fund (including fees pursuant to this Agreement, but excluding distribution fees, interest, taxes, brokerage and, if permitted by state securities commissions, extraordinary expenses) exceed the expense limitations of any state having jurisdiction over the Fund, TIMCO will reimburse the Fund for that excess expense to the extent required by state law in the same proportion as its respective fees bear to the combined fees for investment advice and administration. The expense reimbursement obligation of TIMCO will be limited to the amount of its fees hereunder. Such expense reimbursement, if any, will be estimated, reconciled and paid on a monthly basis.

7.   Brokerage

     In selecting brokers or dealers to execute transactions on behalf of the Fund, TIMCO will seek the best overall terms available. In assessing the best overall terms available for any transaction, TIMCO will consider factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price  of  the  security, the financial  condition  and
     execution  capability of the broker or dealer  and  the
     reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, TIMCO is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Fund and/or other accounts over which TIMCO or its affiliates exercise investment discretion.

8.   Information Provided to the Fund

     TIMCO will keep the Trust informed of developments materially affecting the Fund's portfolio, and will, on its own initiative, furnish the Trust from time to time with whatever information TIMCO believes is appropriate for this purpose.

9.   Standard of Care

     TIMCO shall exercise its best judgment in rendering the services listed in paragraph 2 above. TIMCO shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect TIMCO against any liability to the Trust or to the Fund's shareholders to which TIMCO would otherwise be subject by reason of willful malfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of TIMCO 's reckless disregard of its obligations and duties under this Agreement.

10.  Services to Other Companies or Accounts

     The Trust understands that TIMCO now acts, will continue to act and may act in the future as: investment adviser to fiduciary and other managed accounts, as well as to other investment companies; and the Trust has no objection to TIMCO's so acting, provided that whenever the Fund and one or more other investment companies advised by TIMCO have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each company. The Trust recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund. In addition, the Trust understands that the persons employed by TIMCO to assist in the performance of TIMCO's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of TIMCO or any affiliate of TIMCO to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

l1.  Term of Agreement

     This Agreement shall become effective as of the date the Fund commences its investment operations and continue for an initial two-year term and shall continue thereafter so long as such continuance is specifically approved at least annually by (i) the Board or (ii) a vote of a "majority" (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")) of the Fund's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person or by proxy at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days' written notice, by the Board or by vote of holders of a majority of the Fund's shares, or upon 90 days' written notice, by TIMCO. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

12.  Representation by the Trust

     The  Trust  represents that a copy of the Master  Trust
     Agreement  is  on  file  with  the  Secretary  of   the
     Commonwealth of Massachusetts and with the City of Boston.

13.  Indemnification

     The Trust agrees to indemnify TIMCO and its officers, directors, employees, affiliates, controlling persons, agents (including persons to whom responsibilities are delegated hereunder) against any loss, claim, expense or cost of any kind (including reasonable attorney's fees) resulting or arising in connection with this Agreement, or from the performance or failure to perform any act hereunder, provided that no such indemnification shall be available if the indemnitee violated the standard of care in paragraph 8 above. This indemnification shall be limited by the 1940 Act and relevant state law. Each indemnitee shall be entitled to advance of its expenses in accordance with the requirements of the 1940 Act and the rules, regulations and interpretations thereof as in effect from time to time.

14.  Limitation of Liability

     The Trust and TIMCO agree that the obligations of the Trust under this Agreement shall not be binding upon any of the Board members, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust individually, but are binding only upon the assets and property of the Fund, as provided in the Master Trust Agreement. The execution and delivery of this Agreement have been duly authorized by the Trust and TIMCO, and signed by an authorized officer of each, acting as such. Neither the authorization by the Board members of the Trust, nor the Trust execution and delivery by the officer of the Trust shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Fund as provided in the Master Trust Agreement.

       If   the   foregoing  is  in  accordance  with   your
understanding, kindly indicate your acceptance hereof by signing and returning the enclosed copy of this Agreement to us.

                                        Very truly yours,


                                    Smith  Barney Investment
Trust,
                                        on behalf of
                                     Smith  Barney  S&P  500
Advantage Fund.

                                   By:
                                   Title:

Accepted:
Travelers Investment Management Company

By:
Title: